Exh. 99.1

Contact:	Michelle Manoff	Peter Gunnerman, President & COO
	Rubenstein PR	SulphCo, Inc.
	212-843-8051	775-829-1310
	mmanoff@rubensteinpr.com	pgunnerman@sulphco.com

                                                        Immediate Release

SULPHCO, INC. AND TOTAL FRANCE SIGN TEST AGREEMENT

SPARKS, Nev., Oct. 11, 2005 - SulphCo, Inc. (AMEX:SUF), a leader in developing and marketing high-powered ultrasound technology and equipment for the petroleum industry, has entered into a test agreement with Total France, headquartered in France.

The agreement sets out a path to evaluate the technical viability of SulphCo’s SonocrackingTM technology on Total’s upstream and downstream crude oil related assets. During the term of the agreement, which expires April 30, 2006, SulphCo will process various samples of Total’s crude oils treated with the Sonocracking technology. SulphCo’s Sonocracking technology upgrades crude oil by increasing gravity and reducing sulfur and nitrogen content through the use of ultrasound. Both SulphCo and Total France further agree to evaluate their interest in good faith commercial negotiations if Total France determines the technical and commercial viability of SulphCo’s Sonocracking technology for their specific applications.

As part of the test agreement, Total France and SulphCo have discussed and SulphCo has agreed to not engage in business discussions with other parties interested in the Sonocracking TM technology in the countries of France, Belgium, Italy and Spain.

About Total France
Total France belongs to Total Group, which is a leading multinational energy company with over 110,000 employees and operations in more than 130 countries. Together with its subsidiaries and affiliates, Total Group is the fourth largest publicly-traded oil and gas integrated company in the world. Its businesses cover the entire oil and gas chain, from crude oil and natural gas exploration and production to the gas downstream (including power generation), transportation, refining, petroleum product marketing, and international crude oil and product trading. Total is also a world-class chemicals manufacturer. Total Group is Europe’s n°1 refiner and marketer and n°2 in Africa with a worldwide refining capacity of 2.7 million barrels of oil per day, selling 3.8 million barrels of petroleum products per day in 2004. Total Group has interest in 28 refineries and directly operates 13.

About SulphCo, Inc.
SulphCo has developed a patented process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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